Exhibit 10.11
[CARDO MEDICAL, LLC LETTERHEAD]
September 5, 2008
Mr. Derrick Romine
20342 Via Cellini
Porter Ranch, CA 91326

Re:	Employment Offer Letter
     Dear Derrick:
     The purpose of this letter is to set forth the basic terms pursuant to which you have agreed to work for Cardo Medical, LLC (the “Company”) as its Chief Financial Officer.
     In your capacity as Chief Financial Officer, you shall do and perform all services, acts and things necessary or advisable commensurate with your position to promote the continued success of the Company’s business, subject to the instructions, policies and limitations which may be set from time to time by the Managers of the Company (the “Managers”) or its Chief Executive Officer. In addition, you will be required to have proof of a valid driver’s license and current automobile insurance on file at all times as you may be requested to drive on Company business from time to time.
     Your monthly base salary will be $15,000 (the equivalent of $180,000 per year), which will be subject to review and possible adjustment by the Managers on an annual basis. This salary will be paid to you in accordance with the Company’s normal payroll policies, and the salary will be subject to all applicable withholding charges. In addition, you will be eligible to participate in all health insurance and employee benefit plans adopted by us, which are subject to change from time to time. Currently, we expect this to include a healthcare plan, which we anticipate adopting upon the completion of the merger (the “Merger”) of the Company with a wholly-owned subsidiary of clickNsettle.com, Inc. (“CKST”). Your participation in these benefits will be subject to the terms of the applicable benefits plans.
     The Company will reimburse you for normal business expenses, including travel expenses, as well as mileage on a personal vehicle, incurred and submitted in accordance with Company policy. Vacation, sick pay and holidays also will be in accordance with Company policy, which, again, is subject to revision from time to time. Currently, you will be eligible to accrue three weeks of vacation during your first year of employment.
     In addition to your base salary and employee benefits, you will be entitled to receive a bonus up to a maximum amount of $45,000 based on specific performance objectives tied to the Company meeting its financial targets. The Company targets will be set, and achievement of these targets will be measured, by the Managers annually, in each case in their discretion. Please be advised that the Company reserves the right to modify the bonus structure from time to time as it deems appropriate in its business judgment. You will be provided notice of such modification prior to its implementation.
     In addition, this confirms your receipt of options exercisable for 0.70443 units of membership interests in the Company at an exercise price of $147,625 per unit (which is not less than the fair market value on the date of grant). Upon completion of the Merger, these options converted to options exercisable for 470,000 shares of the Common Stock of CKST at an exercise price of $0.22126 per share (which is not less than the fair market value on the date of grant). The term of the option will be 10 years, subject to earlier expiration if your services to CKST (following the Merger) are terminated. The option will vest in five (5) equal installments over five (5) years, with the first installment vesting on the first

Mr. Derrick Romine
September 5, 2008

anniversary of the date of grant. The option will be subject to the other terms and conditions set forth in a standard form of Nonstatutory Stock Option Agreement.
     While it is our sincere hope and belief that our relationship will be a long one, the representations in this letter and from our discussion(s) with you should not be construed in any matter as a proposed contract for any fixed term. Indeed, you should be aware that your employment with the Company shall be entirely “at-will”. This means that either you or the Company is free to terminate our relationship at any time, with or without “Cause” or “Good Reason” (each as defined below). This “at-will” relationship can only be changed by an agreement in writing signed by you and the Managers.
     Notwithstanding the “at-will” nature of your employment, if the Company terminates your employment without Cause, or if you terminate your employment with Good Reason, at any time during the first two (2) years of your employment (i.e., on or before September 4, 2010), you will be entitled to the following severance benefits (together, the “Severance Benefits”):
     (a) The Company will pay you the sum of six (6) months of your then-current monthly salary as severance payment to be paid in bi-weekly installments so long as you do not work or otherwise provide services to a competitor of the Company or CKST during such six (6)-month period. Such severance payment shall be subject to all applicable payroll withholdings.
     (b) Fifty percent (50%) of your unvested options will become fully exercisable as of the date of termination of your employment (the “Termination Date”) and, together with any vest options at the Termination Date, may be exercised pursuant to the terms thereof within ninety (90) days of the Termination Date (or one (1) year after the Termination Date if you die during such 90-day period). The remaining unvested options at the Termination Date, to the extent not then presently exercisable, shall terminate as of the Termination Date and shall not be exercisable thereafter.
     As a precondition to your receiving the Severance Benefits, the Company may require that you reconfirm, in writing, you obligations hereunder and execute a general release of any and all claims you might have against the Company and CKST and their respective officers, directors, managers, employees and agents, whether arising out of your employment or termination of employment.
     If you are terminated for Cause, or if you voluntarily terminate your employment or resign from your positions with the Company or CKST without Good Reason, you shall not be entitled to the Severance Benefits. As used herein, the term “Cause” means an act or omission that constitutes fraud, deceit, intentional misconduct, a knowing violation of law, recklessness or gross negligence that materially and adversely has affected or affects the business of the Company and/or CKST, a material breach of any of your obligations under any written agreement with the Company and/or CKST, or material nonperformance of your duties to the Company and/or CKST which has not been cured after 15 days’ written notice from the Company and/or CKST setting forth in reasonable detail the nature of the nonperformance. As used herein, the term “Good Reason” means a material breach by the Company and/or CKST of any of their obligations under any written agreement with you, a substantial and unusual reduction in your duties, responsibilities or authority, or receipt of instructions to take actions in violation of law that has not been cured after 15 days’ written notice from you to the Company and/or CKST setting forth in reasonable detail the nature of the action giving rise to the claim of Good Reason.
     This letter will constitute the entire understanding between you and the Company with regard to your employment with us, and shall supersede all previous understandings and agreements, verbal or written, including, without limitation, the employment offer letter presented to you in February 2008 (the “February Offer Letter”). By signing below, you acknowledge that the February Offer Letter is void and of no effect and does not create any rights or obligations for you or the Company.

Mr. Derrick Romine
September 5, 2008

     Your employment will also be subject to any Company policies, employment manuals or other materials which affect the employment of its employees (which are subject to revision from time to time except for the policies of at-will employment and the arbitration of disputes), unless these policies conflict with the specific terms of this letter, in which case this letter will apply. Any future modifications to the terms of your employment must be in writing and signed by the Managers.
     If the above proposal conforms to your understanding of our agreement, please let me know by signing this letter in the space provided below and returning it to me. Please also note you will be required to sign an Employee Confidentiality Agreement and an Agreement to Arbitrate (which may be set forth in the Employee Handbook). Your execution of these agreements is a standard condition of employment (or continued employment) with the Company. Of course, you will be provided with the opportunity to ask us any questions about these forms, or to discuss them with an attorney, prior to signing them.
     Derrick, we look forward to continuing to work with you. If you have any questions pertaining to your position or anything discussed in this letter, please do not hesitate to call me at (310) 274-2036.

Sincerely,
/s/ Andrew A. Brooks, M.D.

Andrew A. Brooks, M.D., Chief Executive Officer

     I have reviewed the terms of the employment offer described above, I have had an opportunity to ask questions about them, I understand them and I accept them.

Signed:	/s/ Derrick Romine	Date:	September 5, 2008